Exhibit (a)(5)(G)

KINDRED HEALTHCARE ANNOUNCES EXPIRATION OF TENDER OFFER FOR GENTIVA

LOUISVILLE, Ky. (July 28, 2014) – Kindred Healthcare, Inc. (“Kindred” or “the Company”) (NYSE:KND) today announced the expiration of its amended tender offer to purchase 14.9% of the outstanding shares of Gentiva Health Services, Inc. (“Gentiva”) (NASDAQ:GTIV) for $16.00 per share in cash. At the expiration of the offer, certain conditions of the offer had not been satisfied and Kindred had not waived those conditions. Accordingly, no shares of common stock of Gentiva were purchased by Kindred pursuant to the offer, and all tendered shares will be returned promptly.

Kindred is prepared to enter into appropriate confidentiality and standstill agreements with Gentiva in order to facilitate discussions regarding the proposed combination of Kindred and Gentiva.

Citigroup is acting as financial advisor to Kindred. Cleary Gottlieb Steen & Hamilton LLP is acting as legal advisor and Gibson, Dunn & Crutcher LLP is serving as special counsel to Kindred.

Forward-Looking Statements

This press release includes forward-looking statements, including, but not limited to, statements regarding the tender offer for Gentiva common stock and the Company’s proposed business combination transaction with Gentiva (including financing of the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding the Company’s (and the Company and Gentiva’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements in this press release concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of the Company (and the combined businesses of the Company and Gentiva), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of the Company based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below, set forth in the Company’s Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance or plans with respect to Gentiva, to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

Risks and uncertainties related to the tender offer and proposed transaction with Gentiva include, but are not limited to, uncertainty as to whether the Company will further pursue, enter into or consummate the offer or any transaction on the proposed terms or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the offer or any transaction, uncertainties as to the timing of the offer or any transaction, adverse effects on the Company’s stock price resulting from the announcement or consummation of the offer or any transaction or any failure to complete the offer or any transaction, competitive responses to the announcement or consummation of the offer or any transaction, the risk that regulatory, licensure or other approvals and financing required for the consummation of the offer or any transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of Gentiva’s businesses and operations with the Company’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the offer or any transaction, uncertainties as to whether the consummation of the offer or any transaction will have the accretive effect on our earnings or cash flows that we expect, unexpected costs, liabilities, charges or expenses resulting from the offer or any transaction, litigation relating to the offer or any transaction, the inability to retain key personnel, and any changes in general economic and/or industry-specific conditions.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities of Gentiva. The solicitation and offer to buy Gentiva common stock have been made pursuant to an offer to purchase and related materials, as they may be amended from time to time. Investors and shareholders should read those filings carefully as they contain important information, including the terms and conditions of the offer. The offer to purchase and related materials, as well as Kindred’s other public filings have been filed with the SEC and may be obtained without charge at the SEC’s website at www.sec.gov and at Kindred’s website at www.kindredhealthcare.com. The offer to purchase and related materials may also be obtained for free by contacting the information agent for the tender offer, D.F. King & Co., Inc. at (212) 269-5550 (collect) or (800) 859-8508 (toll-free) or by email at gentivaoffer@dfking.com.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $5 billion and approximately 63,000 employees in 47 states. At June 30, 2014, Kindred through its subsidiaries provided healthcare services in 2,353 locations, including 97 transitional care hospitals, five inpatient rehabilitation hospitals, 98 nursing centers, 21 sub-acute units, 153 Kindred at Home hospice, home health and non-medical home care locations, 104 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,875 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

Contacts

Media Susan Moss Senior Vice President, Marketing and Communications Kindred Healthcare, Inc. 502-596-7296 or	Investors and Analysts Stephen Farber Executive Vice President, Chief Financial Officer Kindred Healthcare, Inc. 502-596-2525 or
Andy Brimmer / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Jordan Kovler / Kristian Klein D.F. King & Co., Inc. 212-493-6990 / 212-232-2247

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